Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

Sales, net income and EBITDA increase from previous quarter

Company continues debt reduction program, retires additional $5 million

PALO ALTO, Calif. - August 12, 2009 – CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for its third quarter of fiscal 2009 ended July 3, 2009.

In the third quarter of fiscal 2009, sales, net income and EBITDA results all increased in comparison to the previous quarter.  Sales increased $0.6 million to $82.5 million.  Excluding non-recurring tax benefits recognized in the second quarter, net income increased by approximately 45 percent to $3.9 million, or $0.22 per share on a diluted basis.  EBITDA increased by approximately 28 percent to $13.8 million, or approximately 17 percent of sales, in the third quarter.  CPI International (CPI) had previously announced that it expected its third quarter financial performance to be similar to, or slightly better than, its performance in the second quarter.

“We are pleased by CPI’s financial performance in the third quarter.  Our sales, net income and EBITDA results increased from the previous quarter.  We continued to operate responsibly and profitably, enabling us to generate positive cash flow and retire debt.  We also successfully cut costs without sacrificing our ability to provide the high level of service expected by our customers,” said Joe Caldarelli, chief executive officer of CPI.  “Furthermore, our end markets are stabilizing, leading to respectable orders and sales levels during the quarter.  As a result of record high orders of $116 million in the previous quarter and a healthy orders rate in the third quarter, our backlog now exceeds $230 million for the first time, indicating continued demand for our products.  Many of the orders in our current backlog are for long-term programs and have extended delivery schedules, which will benefit our sales levels in fiscal 2010.”

In the twelve months ending July 3, 2009, CPI’s cash flow from operating activities totaled $29.5 million, or $1.69 per share on a diluted basis.  Free cash flow totaled $26.2 million, or $1.50 per share on a diluted basis.  CPI remains committed to using its positive cash flow to retire debt, and, during the first nine months of fiscal 2009, retired $12.75 million principal amount of debt, including repurchasing, in the most recent quarter, $5.0 million of Communications & Power Industries, Inc.’s 8% Senior Subordinated Notes.  As of July 3, 2009, CPI’s cash and cash equivalents totaled $35.2 million, as compared to $28.7 million as of October 3, 2008.

Net income totaled $3.9 million in the third quarter of fiscal 2009, or $0.22 per share on a diluted basis, as compared to net income of $5.8 million, or $0.33 per share on a diluted basis, in the corresponding quarter of the previous year.  The decrease in net income was primarily due to the impact of lower sales volume, and was partially counteracted by reduced expenses due to the recent implementation of cost-saving measures and by lower interest expense in the third quarter of fiscal 2009.

CPI generated $13.8 million in EBITDA, or 17 percent of sales, in the third quarter of fiscal 2009, as compared to $16.1 million, or 18 percent of sales, in the same quarter of the prior year.  The decrease in EBITDA was primarily the result of the impact of lower sales volume, and was partially offset by reduced expenses due to the recent implementation of cost-saving measures.

In the first nine months of fiscal 2009, CPI has instituted a number of permanent and temporary cost-saving measures, including workforce reductions, salary freezes and reductions, temporary shutdowns of its facilities, increased mandatory time off, participation in work-share programs and reductions in contributions to certain employee retirement plans.  The company believes that these measures enable it to mitigate the impact of the challenging economic environment while preserving the flexibility and resources necessary to continue to meet the requirements of its customers at current and improved activity levels.

Orders and Sales Highlights

In recent quarters, CPI’s defense markets have experienced delays in the receipt of orders that have resulted in subsequent delays in the corresponding shipments and sales in those markets.  The company believes that order levels are stabilizing in these markets.

In commercial markets, which include CPI’s medical, commercial communications, industrial and scientific markets, customers have delayed, reduced or cancelled a number of their equipment upgrade or infrastructure expansion programs in recent quarters due to economic conditions.

In the first nine months of fiscal 2009, key orders highlights included:
  Overall orders booked totaled $271.3 million, compared with $279.9 million in the same period of the previous year.
  Orders in the defense markets totaled $113.0 million, as compared to $105.2 million in the first nine months of fiscal 2008.  This increase was primarily due to the timing of the receipt of orders to support certain domestic and foreign electronic warfare programs and the timing of the receipt of several large development orders to support radar programs, such as the U.S. Navy’s APN-245 Automatic Carrier Landing System (ACLS) Beacon.
  Orders in the medical market totaled $49.5 million, as compared to $48.3 million in the corresponding period of the previous year.  This increase was primarily the result of increased demand for products to support magnetic resonance imaging (MRI) and radiation therapy applications, and was offset, in part, by a decrease in demand for products to support x-ray imaging applications.
  Orders in the communications market totaled $91.0 million, as compared to $96.9 million in the first nine months of the prior year.  This decrease was mainly due to lower demand for products to support commercial communications applications as a result of the weakness of global economies, partially offset by growth in orders for military communications programs.  CPI received one approximately $12 million order for the WIN-T military communications program in the first nine months of fiscal 2008, as compared to two similarly sized orders for that program in the first nine months of fiscal 2009.
In the third quarter of fiscal 2009, key sales highlights included:
  Overall sales totaled $82.5 million, as compared to $90.7 million in the corresponding quarter of fiscal 2008.
  Sales in the defense markets totaled $35.7 million, as compared to $38.0 million in the third quarter of fiscal 2008.  This decrease was mainly the result of an expected $2.3 million decrease in sales to support the Aegis weapons system.  As previously reported, CPI anticipates that its fiscal 2009 sales in support of the Aegis weapons system will total approximately $10 million, or approximately half of its sales to support the system in fiscal 2008.
  Sales in the medical market totaled $15.5 million, as compared to $16.8 million in the same quarter of the prior year.  This decrease was caused by lower sales of x-ray imaging products.
  Sales in the communications market totaled $24.0 million, as compared to $28.2 million in the corresponding quarter of fiscal 2008.  This decrease was primarily due to lower sales to support commercial communications applications and was partially offset by an increase in sales to support military communications programs.
Fiscal 2009 Outlook

The company believes that stabilizing defense and commercial end markets will have a positive impact on its financial performance in the fourth quarter.  Therefore, affirming its previously issued guidance, CPI expects its financial performance in the fourth quarter to exceed that of the previous three quarters.

CPI is also affirming its previous guidance of free cash flow in excess of $20 million in fiscal 2009.

The company believes that its financial results in fiscal 2010 will be better than its results in fiscal 2009.  Furthermore, the company believes that its historical seasonal pattern of lower first quarter financial results, as compared to the subsequent three quarters of the year, will continue in fiscal 2010.

Financial Community Conference Call

In conjunction with this announcement, CPI will hold a conference call on Thursday, August 13, 2009 at 11:00 a.m. (EDT) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (800) 474-8920, or (719) 457-2637 for international callers, enter participant pass code 5032848 and ask for the CPI International Third Quarter 2009 Financial Results Conference Call.  To access the call via the Internet, please visit http://investor.cpii.com.

About CPI International, Inc.

CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow presented above and in the financial information attached hereto are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before net interest expense, provisions for income taxes and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring or non-cash items.  EBITDA margin represents EBITDA divided by sales.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees.  Free cash flow per share represents free cash flow divided by average shares outstanding on a fully diluted basis.  Free cash flow conversion represents free cash flow divided by net income, expressed as a percentage.  Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring items.  For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial information.  In addition, this press release and the attached financial information are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow of other companies.  Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, competition in our end markets; the impact of a general slowdown in the global economy; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; and inability to obtain raw materials and components.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except per share data - unaudited)

	Three Months Ended		Nine Months Ended
	July 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008
Sales	$82,520	$90,734	$241,569	$271,448
Cost of sales	58,236	63,502	175,603	192,014
Gross profit	24,284	27,232	65,966	79,434
Operating costs and expenses:
Research and development	2,731	2,766	8,071	8,420
Selling and marketing	4,762	5,012	14,552	15,512
General and administrative	5,066	5,136	15,466	16,781
Amortization of acquisition-related intangible assets	691	782	2,076	2,344
Net loss on disposition of fixed assets	7	128	71	203
Total operating costs and expenses	13,257	13,824	40,236	43,260
Operating income	11,027	13,408	25,730	36,174
Interest expense, net	4,204	4,627	12,965	14,244
(Gain) loss on debt extinguishment	(51)	121	(248)	514
Income before income taxes	6,874	8,660	13,013	21,416
Income tax expense (benefit)	3,004	2,836	(2,201)	6,928
Net income	$3,870	$5,824	$15,214	$14,488

Other comprehensive income, net of tax
Net unrealized gain (loss) on cash flow hedges and
minimum pension liability adjustment	3,346	1,268	84	(1,934)
Comprehensive income	$7,216	$7,092	$15,298	$12,554

Earnings per share - Basic	$0.24	$0.36	$0.93	$0.88
Earnings per share - Diluted	$0.22	$0.33	$0.87	$0.82

Shares used to compute earnings per share - Basic	16,362	16,395	16,316	16,384
Shares used to compute earnings per share - Diluted	17,577	17,669	17,428	17,719

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data - unaudited)

	July 3,	October 3,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$35,185	$28,670
Restricted cash	767	776
Accounts receivable, net	41,369	47,348
Inventories	68,900	65,488
Deferred tax assets	12,916	11,411
Prepaid and other current assets	4,382	3,823
Total current assets	163,519	157,516
Property, plant, and equipment, net	58,907	62,487
Deferred debt issue costs, net	3,923	4,994
Intangible assets, net	76,251	78,534
Goodwill	162,230	162,611
Other long-term assets	3,448	806
Total assets	$468,278	$466,948

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$-	$1,000
Accounts payable	19,200	21,109
Accrued expenses	22,419	23,044
Product warranty	3,802	4,159
Income taxes payable	5,562	7,766
Advance payments from customers	12,355	12,335
Total current liabilities	63,338	69,413
Deferred income taxes	26,910	27,321
Long-term debt, less current portion	212,919	224,660
Other long-term liabilities	2,974	1,689
Total liabilities	306,141	323,083
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 90,000 shares
authorized; 16,792 and 16,538 shares issued;
16,586 and 16,332 shares outstanding)	168	165
Additional paid-in capital	74,789	71,818
Accumulated other comprehensive loss	(1,725)	(1,809)
Retained earnings	91,705	76,491
Treasury stock, at cost (206 shares)	(2,800)	(2,800)
Total stockholders’ equity	162,137	143,865
Total liabilities and stockholders' equity	$468,278	$466,948

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands - unaudited)

	Nine Months Ended
	July 3,	June 27,
	2009	2008
Cash flows from operating activities
Net cash provided by operating activities	$20,308	$24,699

Cash flows from investing activities
Capital expenditures	(2,349)	(3,288)
Proceeds from adjustment to acquisition purchase price	-	1,615
Payment of patent application fees	-	(147)
Net cash used in investing activities	(2,349)	(1,820)

Cash flows from financing activities
Purchases of treasury stock	-	(1,800)
Repayments of debt	(12,358)	(16,000)
Proceeds from issuance of common stock to employees	781	639
Proceeds from exercise of stock options	82	3
Excess tax benefit on stock option exercises	51	2
Net cash used in financing activities	(11,444)	(17,156)

Net increase in cash and cash equivalents	6,515	5,723
Cash and cash equivalents at beginning of period	28,670	20,474
Cash and cash equivalents at end of period	$35,185	$26,197

Supplemental cash flow disclosures
Cash paid for interest	$9,742	$10,020
Cash paid for income taxes, net of refunds	$2,417	$9,846

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended		Nine Months Ended
		July 3,	June 27,	July 3,	June 27,
		2009	2008	2009	2008
Net income		$3,870	$5,824	$15,214	$14,488
Depreciation and amortization		2,703	2,779	8,080	8,171
Interest expense, net		4,204	4,627	12,965	14,244
Income tax expense (benefit)		3,004	2,836	(2,201)	6,928
EBITDA		13,781	16,066	34,058	43,831

Adjustments to exclude certain non-recurring or non-cash items:
Stock-based compensation expense	(1)	702	594	2,024	1,568
(Gain) loss on debt extinguishment	(2)	(51)	121	(248)	514
Total adjustments		651	715	1,776	2,082
Adjusted EBITDA		$14,432	$16,781	$35,834	$45,913

EBITDA margin	(3)	16.7%	17.7%	14.1%	16.1%
Adjusted EBITDA margin	(4)	17.5%	18.5%	14.8%	16.9%
Net income margin	(5)	4.7%	6.4%	6.3%	5.3%

(1)	Represents a non-cash charge for stock options, restricted stock awards, restricted stock unit awards and the employee discount related to CPI’s Employee Stock Purchase Plan.
(2)
For the three month and nine month periods ended July 3, 2009, respectively, represents the following related to repurchase of $5.0 million and $8.0 million of 8% Senior Subordinated Notes at a discount of 2.75%  and 4.9%: $0.137 million and $0.392 million discount, partially offset by $0.086 million and $0.144 million write-off of unamortized deferred debt issue costs. For the three and nine month periods ended June 27, 2008, respectively, represents the following expenses related to the redemption of $6.0 million and $8.0 million of floating rate senior notes: $0.084 million and $0.339 million for non-cash costs associated with the write-off of unamortized deferred debt issue costs and issue discount costs; and $0.037 million and $0.175 million in cash payments for redemption premiums and other expenses.

(3)	Represents EBITDA divided by sales.
(4)	Represents adjusted EBITDA divided by sales.
(5)	Represents net income divided by sales.

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow, Adjusted Free Cash Flow, Free Cash Flow Conversion
and Free Cash Flow per Share
(in thousands, except per share and percent data - unaudited)

		Twelve Months Ended
		July 3,
		2009
Net cash provided by operating activities		$29,490
Capital expenditures		(3,323)
Free cash flow		26,167

Adjustments to exclude certain non-recurring items:
Cash paid for debt extinguishment costs, net of taxes	(1)	24
Total adjustments		24
Adjusted free cash flow		$26,191

Free cash flow		$26,167
Net income		$21,175
Free cash flow conversion	(2)	124%

Free cash flow per share	(3)	$1.50

(1)	Represents redemption premiums and other expenses associated with the repurchase and redemption of CPI’s floating rate senior notes, net of taxes.
(2)	Represents free cash flow divided by net income, expressed as a percentage.
(3)
Represents free cash flow divided by the simple average of the last four fiscal quarters’ “Shares used to compute earnings per share: Diluted.” The simple average of the last four fiscal quarters’ “Shares used to compute earnings per share: Diluted” is 17,480,000 shares.